EXHIBIT 5.1

Exar Corporation
2222 Qume Drive
San Jose, CA  95131

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on July 29, 1995 by Exar Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, with respect to the Company's registration of 43,334 shares of the Company's Common Stock, $.0001 par value (the "Common Stock") for resale, issued pursuant to the Agreement and Plan of Reorganization dated as of June 8, 1995 (the "Plan") between the Company, Silicon Microstructures, Inc., Rohm Corporation and James W. Knutti, Henry V. Allen and Rohm U.S.A. Inc.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws and the Plan, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

Very truly yours,

COOLEY GODWARD CASTRO
 HUDDLESON & TATUM


By:

Peter M. Stone